Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-132557
Final Term Sheet
Floating Rate Notes due 2012

Issuer:	Ford Motor Credit Company LLC

Size:	$500,000,000

Maturity:	January 13, 2012

Coupon:	3-month USD LIBOR (Reuters LIBOR01) plus 2.75%

Trade Date:	May 15, 2007

Initial Interest Rate:	8.105%

Issue Date:	May 22, 2007, plus accrued interest from April 13, 2007

Settlement Date:	May 22, 2007

Price to Public:	100.000% of principal amount plus accrued interest from April 13, 2007

Proceeds (Before Expenses) to Issuer:	$496,750,000 (99.350%)

Interest Payment and Reset Dates:	Quarterly on each January 13, April 13, July 13 and October 13, beginning on July 13, 2007

Underwriters:	Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Bear, Stearns & Co. Inc. and Dresdner Kleinwort Securities LLC
Fixed Rate Notes due 2012

Issuer:	Ford Motor Credit Company LLC

Size:	$1,000,000,000

Maturity:	June 1, 2012

Coupon:	7.800%

Trade Date:	May 15, 2007

Fixed Rate Note Issue Date:	May 22, 2007

Settlement Date:	May 22, 2007

Price to Public:	99.833% of principal amount

Proceeds (Before Expenses) to Issuer:	$991,830,000 (99.183%)

Interest Payment Dates:	Semi-annually on each June 1 and December 1, beginning December 1, 2007

Underwriters:	Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Bear, Stearns & Co. Inc. and Dresdner Kleinwort Securities LLC
The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at 212-834-4533 or Lehman Brothers Inc. toll-free at 1-888-603-5847.